UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2009

MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)  On July 6, 2009, Dr. Carsten Reinhardt resigned as senior vice president and chief medical officer of Micromet, Inc. (the “Company”), with such resignation to be effective at the close of business on September 30, 2009 (the “Separation Date”). As described below, Dr. Reinhardt will continue to consult for the Company from October 1, 2009 until December 31, 2009.

The Company is conducting a search for a senior level drug development executive with oncology clinical development expertise and experience with the drug approval process  in the U.S. and Europe.

(e)  On July 6, 2009, the Company entered into a Separation Agreement and a Consulting Agreement (the “Agreements”) with Dr. Reinhardt in connection with his resignation.  Pursuant to the Agreements, in addition to the payment of salary through the Separation Date, the Company has agreed to make a severance payment to Dr. Reinhardt in the amount of €240,000 to be paid in two installments, with €160,000 to be paid on October 1, 2009, and €80,000 to be on or after January 1, 2010. In addition, the vesting of Dr. Reinhardt’s stock options will continue through September 30, 2010, and Dr. Reinhardt will have the right to exercise the vested options until June 30, 2011.  Under the Consulting Agreement, Dr. Reinhardt will continue to advise the Company and assist in transition matters until December 31, 2009 but will not receive any additional compensation beyond the payments described above.

The foregoing description of the Agreements is not complete and is qualified in its entirety by reference to the Agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: July 10, 2009
	By:	/s/ MATTHIAS ALDER
	Name:	Matthias Alder
	Title:	Senior Vice President, General Counsel & Secretary